                                                                   EXHIBIT 10.08


                              AMENDED AND RESTATED
                               SEVERANCE AGREEMENT


         THIS AGREEMENT is entered into as of August 21, 2001 (the "Effective Date"), by and between PETER S. RUMMELL (the "Employee") and THE ST. JOE Company, a Florida corporation (the "Company").

         1.       TERM OF AGREEMENT.

         This Agreement shall become effective on the Effective Date and shall continue in effect until the Employee's employment with the Company terminates and the Company's and the Employee's obligations provided for hereunder are satisfied (the "Term of this Agreement").

         2.       DEFINITION OF CHANGE IN CONTROL.

         For all purposes under this Agreement, "Change in Control" means the occurrence of any of the following events after the date of this Agreement:

         a) The consummation of a merger, share exchange or consolidation of the Company with or into another entity or any other corporate reorganization (a "Business Combination"), in each case unless, following such Business Combination, all or substantially all of the individuals and entities who were the owners of the Company's outstanding voting stock immediately prior to such Business Combination own, directly or indirectly, and in substantially the same proportions, 50% or more of the continuing or surviving entity's voting stock outstanding immediately after such Business Combination;

         b) The sale, transfer, exchange or other disposition of all or substantially all of the Company's assets;

         c) A change in the composition of the Board of Directors of the Company (the "Board"), as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

         d)       The liquidation or dissolution of the Company; or

         e) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (e), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a parent or subsidiary of the Company,
(ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company, (iii) the Alfred I. duPont Testamentary Trust and (iv) the Nemours Foundation.

         A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. Furthermore, the Company's purchase of Company stock from the Alfred I. duPont Testamentary Trust shall in no event be deemed to result in a Change in Control.

         3.       DEFINITION OF GOOD REASON.

         For all purposes under this Agreement, "Good Reason" means

         a) The Employee has experienced a demotion in title with the Company or has experienced a substantial and material reduction in duties or responsibilities with the Company; provided that, the Employee occupying the same position with a company that is not a publicly-held company subject to the 1934 Act shall constitute a material reduction in responsibilities unless the reason the Company is no longer a publicly-held company subject to the 1934 Act is because of a management and/or employee buyout or other similar transaction whereby, after the completion of such transaction, the Company's management, Company employee benefit plans and/or employees beneficially own(s) (as that term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;

         b) The Employee has incurred a reduction in his total compensation as an employee of the Company (consisting of annual base salary and target bonus potential);

         c) The Employee has been notified that his principal place of work as an employee of the Company will be moved to a location that is more than 30 miles from its current location;

         d) Commission by the Company, or a successor thereto, of a material breach of any of the provisions of this Agreement or of the Employee's employment agreement; or

         e)       A successor to the Company fails to comply with Section 17(a).

         A termination of employment by the Employee for one of the reasons set forth above shall not be deemed a termination for Good Reason unless, within the six month period immediately following the occurrence of such Good Reason event, the Employee has given written notice to the Company specifying the event or events relied upon for such termination and the Company has not remedied such event or events within sixty days of the receipt of such notice.

         The Company and the Employee, upon mutual written agreement, may waive any of the foregoing provisions with respect to an event that otherwise would constitute Good Reason.

         4.       DEFINITION OF CAUSE.

         For purposes of this Agreement, "Cause" means gross negligence, misconduct, nonfeasance, a material breach of this Agreement as determined by the Court of Competent Jurisdiction in the state of Florida, conviction following final disposition of any available appeal of a felony, or pleading guilty or no contest to a felony.

         5.       DEFINITION OF DISABILITY.

         For purposes of this Agreement, the Employee shall be deemed to have experienced a "Disability" if the Employee's disability constitutes long-term disability under the Company's long-term disability plan then in effect.

         6.       DEFINITION OF CONTINUATION PERIOD.

         The term "Continuation Period" shall mean the period commencing on the date when the termination of the Employee's employment pursuant to Section 8 is effective and ending on the earlier of:

         a) The date 36 months after the date when the employment termination was effective; or

         b)       The date of the Employee's death.

         Notwithstanding the foregoing, for purposes of Section 10, "Coverage Period" shall mean the period commencing on the date when the termination of the Employee's employment pursuant to Section 8 is effective and ending 36 months later.

         7.       TERMINATION OF EMPLOYMENT.

         The Company may terminate the Employee's employment at any time and for any reason, with or without Cause, and the Employee may terminate his employment at any time and for any reason, with or without Good Reason; provided, however, the Company or the Employee, as the case may be, shall give at least 60 days' written notice prior to the effective date of any termination of employment and the Company and the Employee shall comply with the applicable provisions of this Agreement and the Employee's employment agreement.

         8.       QUALIFYING TERMINATION OF EMPLOYMENT.

         For purposes of this Agreement, the term "Qualifying Termination of Employment" shall mean a termination of the Employee's employment under any of the following circumstances:

         a) The Employee terminates his employment for any reason during the 6 month period immediately following the first anniversary of a Change in Control;

         b) The Employee terminates his employment for Good Reason (as that term is defined in Section 3 hereof); or

         c) The Company terminates the Employee's employment for any reason other than Cause (as that term is defined in Section 4 hereof), death or Disability (as that term is defined in Section 5 hereof).

         The determination of whether the Employee's employment has terminated shall be made without regard to whether the Employee continues to provide services to the Company as a member of its Board or otherwise in the capacity of an independent contractor. A transfer of the Employee's employment from the Company to a successor of the Company shall not be considered a termination of employment if such successor complies with the requirements of Section 17(a).

         9.       AMOUNT OF SEVERANCE PAY.

         In the event of a Qualifying Termination of Employment (as that term is defined in Section 8 hereof), within thirty business days after the occurrence of such Qualifying Termination of Employment, the Company or its successor shall pay to the Employee a lump sum equal to the product of three times the sum of:

         a) The Employee's annual base salary at the greater of (i) the annual rate in effect on the date when the termination of the Employee's employment with the Company is effective or (ii) the annual rate in effect on the date of the Change in Control; plus

         b) The greater of (i) the Employee's annual bonus for the most recent year completed prior to the date when the termination of the Employee's employment with the

Company is effective or (ii) an amount equal to 100% of the Employee's annual base salary, as determined under Section 9(a).

         For purposes of determining the Employee's annual base salary and target annual bonus under Sections 9(a) and (b) above, any reduction in annual base salary or target annual bonus that would constitute Good Reason under this Agreement shall be deemed not to have occurred.

10.      SUPPLEMENTAL PENSION BENEFIT AND RETIREE MEDICAL BENEFITS

         a) In the event of a Qualifying Termination of Employment (as that term is defined in Section 8 hereof), in lieu of accruing pension benefits under the Company's Pension Plan, the Company's 401(k) Plan (the "401(k) Plan"), the Company's Deferred Capital Accumulation Plan (the "DCAP"), the Company's Supplemental Retirement Plan (the "SERP"), and any other funded or unfunded pension plans now or hereafter maintained by the Company (collectively, the "Pension Plans") during the Continuation Period, the Employee shall be entitled to receive an unfunded supplemental pension benefit under this Agreement (the "Supplemental Benefit"). The Supplemental Benefit shall be calculated under Subsection (b) below and shall be paid in a lump sum within thirty business days after the termination of the Employee's employment under Section 8.

         b)       The Supplemental Benefit shall be an amount equal to:

                  (i) The amount payable to the Employee as a single lump sum amount under the Pension Plans had the Employee (A) continued to be employed as an employee of the Company during the Continuation Period, (B) received compensation equal to the amount described in Section 9(a) during the Continuation Period, (C) continued to receive matching contributions under the 401(k) Plan and DCAP through the Continuation Period at the same rate as the Employee was receiving at the time of the Employee's termination of employment, and (D) been 100% vested in each of the Pension Plans; minus

                  (ii) The amount of the single lump sum amount actually payable to the Employee under the Pension Plans, whether or not the Employee elects to receive his benefits under the Pension Plans in the form of a single lump sum amount.

         For purposes of determining the lump sum amount payable under this
Section 10, (a) the Employee's account under the Pension Plan and the SERP shall each be credited with interest at the interest rate in effect under such plan at the date of the Employee's Qualifying Termination of Employment, and (b) the Employee's account under the 401(k) Plan and the DCAP shall each be credited with interest at the interest rate in effect under the DCAP at the date of the Employee's Qualifying Termination of Employment.

         Except as otherwise provided in this paragraph, if, after considering the additional years of service credited to the Employee pursuant to this
Section 10 (and assuming the

Employee's age had increased commensurate therewith), the Employee would have been entitled to retiree medical benefits, the Employee shall be entitled to receive such retiree medical benefits as if entitled thereto to the same extent and at the same after-tax cost to the Employee as is provided to other eligible senior executives of the Company. Any retiree medical benefits provided pursuant to the preceding sentence shall begin upon termination of the Employee's employment. Notwithstanding the foregoing, if the provision to the Executive of the retiree medical benefits described in this paragraph would either (a) violate the terms of the Company's retiree medical plans or (b) violate any of the nondiscrimination requirements contained in the Internal Revenue Code of 1986, as amended, then the Company, in its sole discretion, may elect to pay the Executive, in lieu of provision of the additional retiree medical benefits provided because of this paragraph, a lump sum cash payment equal (after payment of all applicable taxes) to the present value of the total cost to the Company of providing such benefits.

         11. EQUITY-BASED COMPENSATION, BONUS, GROUP INSURANCE AND OUTPLACEMENT SERVICES.

         a) Equity-Based Compensation. If Employee terminates his employment for Good Reason, or the Company terminates the Employee's employment for any reason other than Cause, all stock options granted to the Employee shall immediately vest in full, and all restrictions on all shares of restricted stock granted to Employee shall immediately lapse.

         If there is a Change in Control, all stock options granted to the Employee which have already vested at the time of the Change in Control shall remain vested, those stock options granted to the Employee which are scheduled to vest within one year of the date of the Change in Control shall vest in accordance with their existing vesting schedule, and all other stock options granted to the Employee shall vest on the first anniversary of the date of the Change in Control.

         If the Company and the other party to the transaction constituting a Change in Control agree that the transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if the transaction, in fact, is so treated, then the acceleration of exercisability will not occur to the extent that the surviving entity's independent public accountants determine in good faith that the acceleration would preclude the use of "pooling of interests" accounting. If applicable law or the terms of applicable plans or award agreements prohibit the Company from accelerating the lapsing of restrictions on restricted stock or the vesting and exercisability of stock options or other equity-based awards as provided above, the Company shall pay to the Employee the following: (xx) on the date of the forfeiture of any restricted stock that otherwise would have vested pursuant to this Section 11(a), a cash payment equal to the market value of a number of shares of common stock of the Company (absent restrictions) equal to the number of shares of restricted stock forfeited, (yy) on the date of the forfeiture of any such stock options that otherwise would have vested pursuant to this Section 11(a), a cash payment equal to the difference between the market value of the shares of stock subject to such stock options and the exercise price of such stock options, and (zz) on the date of the forfeiture of any such other equity-based awards that otherwise would have vested pursuant to this Section 11(a), a cash payment equal to the value of such forfeited equity-based awards, as determined by the Board in good faith.

         b) Annual Incentive. In the event of a Qualifying Termination of Employment (as that term is defined in Section 8 hereof), the Company shall pay the Employee an annual incentive for the year in which such termination occurs. Such annual incentive shall not be less than the greater of (i) the Employee's annual incentive for the most recent year completed prior to the date when the termination of the Employee's employment with the Company is effective or (ii) the amount of the Employee's target annual incentive potential then in effect, in either case prorated to reflect the portion of such year during which the Employee was employed by the Company.

         c) Insurance. In the event of a Qualifying Termination of Employment (as that term is defined in Section 8 hereof), during the Continuation Period the Employee (and, where applicable, the Employee's dependents) shall be entitled to health and welfare benefits under the Company's welfare benefit plans (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) other than the Company's retiree medical plan, as if the Employee were still employed during such period. Such health and welfare benefits shall be provided at the same level and at the same after-tax cost to the Employee as is available to all of the Company's senior executives generally. Where applicable, the Employee's salary, for purposes of such plans, shall be determined at the greater of (i) the annual rate in effect on the date when the termination of the Employee's employment with the Company is effective or (ii) the annual rate in effect on the date of the Change in Control, disregarding for this purpose any reduction in salary that would constitute Good Reason hereunder. To the extent the Company is unable or does not wish to cover the Employee under its plans during the Continuation Period, the Company shall provide the Employee with substantially equivalent benefits on an individual basis at no additional after-tax cost to the Employee. With respect to any welfare benefits other than major medical benefits, if the Company is unable to provide such benefits under its plans or to provide the Employee with substantially equivalent benefits on an individual basis at a cost that is not more than 150% of the cost of providing such benefits under its plans (assuming the Employee were eligible to participate in such policies as an employee of the Company), the Company may elect to pay to the Employee a lump sum payment equal to three times the annual premiums the Company was paying for such benefits at the time of the Employee's termination of employment. The foregoing notwithstanding, in the event the Employee becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Company under this Subsection
(c) shall terminate immediately. Any group health continuation coverage the Company is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall commence when coverage under this Subsection
(c) terminates.

         d) Outplacement Services. In the event of a Qualifying Termination of Employment (as that term is defined in Section 8 hereof), the Employee shall be entitled to senior executive level outplacement services at the Company's expense. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company.

         e) Financial Planning. In the event of a Qualifying Termination of Employment (as that term is defined in Section 8 hereof), during the Continuation Period the Employee shall be entitled to receive reimbursement for financial planning at the greater of the level the Employee was receiving (i) at the time of termination or (ii) at the time of the Change in Control, if applicable.

         12.      EXCISE TAXES.

         a) Gross-Up Payment. If it is determined that any payment, benefit or distribution of any type to or for the benefit of the Employee by the Company, any of its affiliates, any person or entity that acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount calculated to ensure that after payment by the Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including any

Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Payments under this section are payable to the Employee, even if the Employee is not eligible for employment termination benefits under this agreement.

         b) Determination by Accountant. All determinations and calculations required to be made under this Section 12 shall be made by an independent accounting firm selected by the Employee from among the largest six accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Employee within five days of the termination of the Employee's employment, if applicable, or such earlier time as is requested by the Company or the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on the Employee's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five days after the Determination is delivered to the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

         c) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee's repaying to the Company an amount which is less than the Overpayment.

         d)       Limitation on Parachute Payments. Any other provision of this
Section 12 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by 5% or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Employee notice to that effect and a copy of the detailed calculation thereof. The Employee may then elect, in the Employee's sole discretion, which and how much of the total Payments are to be eliminated or reduced (as long as after such election no Excise Tax will be payable) and shall advise the Company in writing of the Employee's election within 10 days of receipt of notice. If no such election is made by the Employee within such 10 day period, then the Company may elect which and how much of the total Payments are to be eliminated or reduced (as long as after such election, no Excise Tax will be payable) and shall notify the Employee promptly of such election.

         13. TERMINATION UPON DEATH. In the event of the Employee's death, this Agreement shall terminate and the Company shall only be obligated to (a) pay to the Employee's estate or legal representative the annual base salary to the extent earned by the Employee prior to the Employee's death, (b) take all necessary actions so that all restrictions on the Employee's restricted stock shall lapse and all of the Employee's stock options shall vest and become immediately exercisable in full as of the time of the Employee's death, and (c) take all necessary actions so that all pension benefits accruing under the SERP shall immediately become vested in full as of the time of the Employee's death. The Company may, however, pay the estate or legal representative a bonus that the Employee has earned prior to his death. After making such payment(s) and providing such benefits, the Company shall have no further obligations under this Agreement.

         14. DISABILITY. In the event of the Employee's Disability (as defined in Section 5 herein), the Company shall have the right, at its option, to terminate the Employee's employment. Unless and until so terminated, during any period of Disability during which the Employee is unable to perform the services required of him, the Employee's salary shall be payable to the extent of, and subject to, the Company's policies and practices then in effect with regard to sick leave and disability benefits. In the event of the Employee's termination due to the Employee's Disability, the Company shall only be obligated to (a) pay to the Employee or his personal representative the Employee's annual base salary to the extent earned by the Employee prior to the termination of employment, (b) take all necessary actions so that all restrictions on the Employee's restricted stock shall lapse and all of the Employee's stock options shall vest and become immediately exercisable in full as of the time of the Employee's Disability, and (c) take all necessary actions so that all pension benefits accruing under the SERP shall immediately become vested in full as of the time of the Employee's Disability. In addition, until January 7, 2002, the Employee shall remain eligible for the benefits and perquisites including but not limited to disability benefits in accordance with the Company's policy in effect from time to time. After making such payment(s) and providing such benefits, the Company shall have no further obligations under this Agreement.

         15. TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. In the event that the Company terminates the Employee's employment for Cause (as defined in Section 4 herein) or the Employee terminates his employment without Good Reason (as defined in Section 3 herein), the Company shall only be obligated to pay to the Employee the Employee's annual base salary to the extent earned by the Employee prior to the termination of employment. After making such payment, the Company shall have no further obligations under this Agreement.

         16.      RESTRICTIVE COVENANTS.

         a) Confidential Information. During the period of his employment, Employee shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all trade secrets, proprietary or confidential information, knowledge or data relating to the Company, and/or their respective businesses, which shall have been obtained by Employee. Trade secret information includes, but is not limited to, customer lists, pricing information, sales reports, financial and marketing data, reserves estimation processes or procedures, techniques, or processes that: (i) derive independent economic value, actual or potential, from not being generally known to the public or to persons who can obtain economic value from their disclosure or use, and (ii) are the subject of reasonable efforts under the circumstances to maintain their secrecy. After termination of Employee's employment with the Company, Employee shall not, without the prior written consent of the Company, use, communicate or divulge any such information, knowledge or data to anyone at any time.

         b) Covenant Not to Compete. Employee agrees not to, during the course of employment and for a period of two years commencing upon the termination of employment, voluntarily or involuntarily, for any reason whatsoever, (i) directly or indirectly, individually or on behalf of persons not now parties to this Agreement, or as a director, officer, principal, agent, executive, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity that is in the commercial, hotel and/or residential real estate development business that Competes with the Company anywhere in Florida or (ii) hold, directly or indirectly, more than five percent of any class of stock of any corporation or more than a 5% interest in any partnership or other business or legal entity that is in the commercial, hotel and/or residential real estate development business that Competes with the Company anywhere in Florida. "Competes" shall be defined as engaging in commercial, hotel and/or residential real estate development projects where total annual development costs for all such commercial, hotel and/or residential projects in Florida meet or exceed $50,000,000. The Company and Employee acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant.

This covenant not to compete is contemplated to protect Company's legitimate business interests.

         c) Solicitation of Customers by Employee. Unless waived in writing by the Company, Employee further agrees that he will not, directly or indirectly, during the course of employment and for two years after termination of his employment, solicit the trade or patronage of any of the customers of the Company, regardless of the location of such customers of the Company with respect to any services, products, or other matters in which the Company is active.

         d) Solicitation of Company Employees. Unless waived in writing by the Company, Employee further agrees that he will not, directly or indirectly, during the course of employment and for two years after termination of his employment, solicit or attempt to entice away from the Company any director, agent or employee of the Company.

         e) Compliance with Business Ethics and Conflict of Interest Policy. During the Executive's employment with the Company, the Employee shall comply in all respects with the Company's Business Ethics and Conflict of Interest Policy attached hereto as exhibit "A," and as may be amended from time to time.

         f)       Survival; Injunctive Relief. Employee agrees that subsections
(a) through (d) of this Section 16 shall survive the termination of (i) this Agreement and (ii) the period of his employment hereunder. Employee acknowledges that the Company has no adequate remedy at law and would be irreparably harmed if Employee breaches or threatens to breach any of the provisions of this
Section 16 and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of this Section 16 (in addition to any other legal or equitable remedy the Company may have). Employee further agrees that Employee shall not, in any equity proceeding relating to the enforcement of this
Section 16, raise the defense that the Company has an adequate remedy at law. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have under and in respect of this Agreement or any other agreement.

         17.      SUCCESSORS.

         a) Company's Successors. The Company shall require any successor (whether direct or indirect by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the business or assets of the Company which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

         b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         18. LIQUIDATED DAMAGES. The payments and benefits provided in Sections 9, 10, 11, 12, 13, 14, and 15 are intended to be liquidated damages for a termination of the Employee's employment by the Company without cause or for the actions of the Company leading to a termination of the Employee's employment by the Employee for Good Reason, and shall be the sole and exclusive remedy therefor.

         19. RELEASE. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Sections 9, 10, 11, or 12 of this Agreement, the Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably acceptable to both parties and any waiting periods contained in such release shall have expired.

         20. INSURANCE AND INDEMNIFICATION. The Company will indemnify the Employee for his actions as a Company employee or officer pursuant to Company policy.

         21.      MISCELLANEOUS PROVISIONS.

         a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         c) Other Agreements; Amendment. This Agreement supersedes the Severance Agreement dated March 3, 1998 between the Employee and the Company (the "Severance Agreement"). As of the Effective Date, the Severance Agreement shall be deemed null and void, and neither the Company nor the Employee shall have any rights or obligations thereunder. This Agreement does not supersede the Executive's employment agreement or any stock option, restricted stock or other equity-based incentive compensation agreement between the Employee and the Company. This Agreement may be amended only in writing, by an instrument executed by both parties.

         d) No Setoff; Withholding Taxes. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. Except as provided in Section 12, all payments made or benefits provided under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law. The payments received under this Agreement shall be in lieu of, and not in addition to, any payments or benefits received in connection with the Company's general severance policy then in effect. Should any payment be made or benefits be provided under any such severance policy, the payments and benefits provided hereunder shall be correspondingly reduced by such payments and/or benefits.

         e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, except their choice-of-law provisions.

         f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         g) Arbitration. Except as otherwise provided in Section 12, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be the exclusive remedy for resolving disputes arising under this Agreement. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid as determined by the arbitrator.

         h) Legal Fees. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Company shall pay (on an as-incurred basis) the reasonable fees and costs of the Employee's attorneys attributable to such controversy or claim (the "Legal Fees"); provided that, the Employee shall reimburse the Company for all such Legal Fees if the Employee does not prevail on at least one material issue arising in such controversy or claim.

         i) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE                                     THE ST. JOE COMPANY



By                                           By
   -------------------------------              --------------------------------
   Peter S. Rummell                             Rachelle Gottlieb


Title                                        Title
     -----------------------------                ------------------------------

Date                                         Date
    ------------------------------               -------------------------------